Exhibit 107.1

Calculation of Filing Fee Table

S-8
(Form Type)

GREENIDGE GENERATION HOLDINGS INC.
(Exact Name of Registrant as Specified in its Charter)

Table I: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A common stock, $0.0001 par value per share	Other (1)	883,112 (2)	$3.06 (1)	$2,702,322.72	$110.20 per $1,000,000	$297.80
Total Offering Amounts					$2,702,322.72		$297.80
Total Fee Offsets							$0.00
Net Fee Due							$297.80

(1)Estimated in accordance with Rule 457(c) and 457(h) of the Securities Act of 1933, as amended (the “Securities Act”) for the purpose of calculating the registration fee on the basis of the average of the high and the low prices of the Registrant’s Class A common stock, par value of $0.0001 per share (“Common Stock”), as reported on the NASDAQ Global Select Market on May 22, 2023.
(2)Pursuant to Rule 416 of the Securities Act, this Registration Statement on Form S-8 shall also cover any additional shares of Common Stock in respect of the securities identified in the above table as a result of any stock dividend, stock split, recapitalization or other similar transactions.